EXHIBIT 99.1

Financial Contact: Media Contact:	James S. Gulmi (615) 367-8325 Claire S. McCall (615) 367-8283

GENESCO REVISES FIRST QUARTER SALES
AND EARNINGS GUIDANCE

NASHVILLE, Tenn., April 30, 2003 -— Genesco Inc. (NYSE: GCO) today announced that it currently expects to report total sales in the range of $190 million to $192 million for the first quarter ending May 3, 2003, compared to $190.6 million for the same period last year. The Company also stated that total same store sales for the quarter to date are currently down 4%, with Underground Station up 7%, Journeys down 3%, Johnston & Murphy down 8% and Jarman retail down 10%. Based on these trends, the Company now expects to report earnings per share of $0.12 to $0.15 for the first quarter compared to $0.33 for the corresponding period a year ago. Genesco plans to release its first quarter earnings and host its quarterly conference call on Thursday, May 22, 2003.

     Hal N. Pennington, Genesco president and chief executive officer, commented, “As we noted when we announced our previous first quarter guidance, April was the critical month of the quarter for us, particularly because of the shift in the Easter holiday. Unfortunately, mall traffic has been below expectations and we did not experience the anticipated pick up in sales of our seasonal and sandal business that we usually see in April. We look forward to a stronger performance as the external factors that have affected retail business in general so far this year improve.”

     This release contains forward-looking statements, including those regarding the Company’s sales and earnings outlook. Actual results could turn out materially different from the expectations reflected in these statements. A number of factors could cause differences. These include continuing weakness in consumer demand for products sold by the Company, which could lead to lower than expected sales and product margins and, consequently, profits.

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They also include changes in buying patterns by significant wholesale customers, disruptions in product supply or distribution, changes in business strategies by the Company’s competitors, the Company’s ability to open, staff and support additional retail stores on schedule and at acceptable expense levels, and the outcome of litigation and environmental matters involving the Company. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.

     Genesco, based in Nashville, sells footwear and accessories in more than 990 retail stores in the U.S., principally under the names Journeys, Journeys Kidz, Johnston & Murphy, Jarman and Underground Station, and on internet websites www.journeys.com and www.johnstonmurphy.com. The Company also sells footwear at wholesale under its Johnston & Murphy brand and under the licensed Dockers brand. Additional information on Genesco and its operating divisions may be accessed at its website www.genesco.com.

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